HALE AND DORR LLP
                               Counsellors At Law
                              650 College Road East
                           Princeton, New Jersey 08540


                                November 13, 2001

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Filing Desk

     Re:  CollaGenex Pharmaceuticals, Inc. - Registration Statement on Form S-8

Dear Sir or Madam:

     On behalf of CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), we are hereby filing this Registration Statement on Form S-8, with exhibits, relating to an aggregate of 1,999,000 shares of Common Stock of the Company to be offered and sold by certain shareholders of the Company (the "Selling Shareholders") pursuant to the Securities Act of 1933, as amended (the "Act"). The registration fee in the amount of $3,781.49, calculated in accordance with Rule 457 of the Act, has been deposited by the Company in account number 9108739 with Mellon Bank in Pittsburgh, Pennsylvania.

     If you have any questions or comments concerning the enclosures, kindly contact the undersigned at (609) 750-7640 or Richard S. Mattessich of this office at (609) 750-7636.

                                   Sincerely,


                                   /s/ Tod K. Reichert



TKR/tmv
Enclosures

cc:    Nancy C. Broadbent
         Chief Financial Officer
         CollaGenex Pharmaceuticals, Inc.

    As filed with the Securities and Exchange Commission on November 13, 2001
                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        COLLAGENEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    41 University Drive
     Delaware                   Newtown, Pennsylvania 18940       52-1758016
----------------------------    ---------------------------   -----------------
(State or Other Jurisdiction     (Address of Principal        (I.R.S. Employer
of Incorporation or               Executive Offices)         Identification No.)
Organization)                           (Zip Code)

                       1992 Stock Option Plan, as amended
                                 1996 Stock Plan
            1996 Non-Employee Director Stock Option Plan, as amended
                              January 1999 Options
                              October 2000 Options
                              February 2001 Options
--------------------------------------------------------------------------------
                            (Full Title of the Plans)

                            Brian M. Gallagher, Ph.D.
                      President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                           Newtown, Pennsylvania 18940
--------------------------------------------------------------------------------
                              (Name and Address of
                               Agent for Service)

                                 (215) 579-7388
--------------------------------------------------------------------------------
                     (Telephone Number, Including Area Code,
                              of Agent For Service)

                                    Copy To:

                           Richard S. Mattessich, Esq.
                              Tod K. Reichert, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                               Princeton, NJ 08540
                                 (609) 750-7600

                                                 CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                            Proposed
                                                                             Maximum              Proposed
                                                            Amount          Offering               Maximum              Amount Of
                 Title Of Securities                         To Be          Price Per             Aggregate           Registration
                   To Be Registered                      Registered(1)        Share            Offering Price              Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share:

   Shares to be issued pursuant to prior option
       grants under the 1992 Stock Option
       Plan..........................................       157,500        $   1.027(2)      $    161,752.50(2)     $     40.44

   Shares issued pursuant to prior option grants
       under the 1992 Stock Option Plan..............        77,500        $   1.19435(3)    $     92,562.13(3)     $     23.14

   Shares to be issued pursuant to prior option
       grants under the 1996 Stock Plan..............       490,000        $  11.69(4)       $  5,728,100.00(4)     $  1,432.03

   Shares to be issued pursuant to future option
       grants under the 1996 Stock Plan..............       500,000        $   8.32(5)       $  4,160,000.00(5)     $  1,040.00

   Shares to be issued pursuant to prior option
       grants under the 1996 Non-Employee Director
       Stock Option Plan.............................        25,000        $   9.375(6)      $    234,375.00(6)     $     58.59

   Shares to be issued pursuant to prior option
       grants under the January 1999 Options.........       185,000        $  10.063(7)      $  1,861,655.00(7)     $    465.41

   Shares to be issued pursuant to prior option
       grants under the October 2000 Options.........       204,000        $   5.00(8)       $  1,020,000.00(8)     $    255.00

   Shares to be issued pursuant to prior option
       grants under the February 2001
       Options.......................................       360,000        $   5.1875(9)     $  1,867,500.00(9)     $    466.88
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL.........................................     1,999,000                          $ 15,125,944.63        $  3,781.49
===================================================================================================================================

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided among eight (8) subtotals.

(2) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $1.027 per share covering 157,500 shares subject to stock options granted under the 1992 Stock Option Plan.

(3) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $1.19435 per share covering 77,500 shares subject to stock options granted under the 1992 Stock Option Plan.

(4) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $11.69 per share covering 490,000 shares subject to stock options granted under the 1996 Stock Plan.

(5) Pursuant to Rule 457(h) and Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on November 8, 2001.

(6) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $9.375 per share covering 25,000 shares subject to stock options granted under the 1996 Non-Employee Director Stock Option Plan.

(7) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $10.063 per share covering 185,000 shares subject to stock options granted under the January 1999 Options.

(8) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $5.00 per share covering 204,000 shares subject to stock options granted under the October 2000 Options.

(9) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $5.1875 per share covering 360,000 shares subject to stock options granted under the February 2001 Options.

     Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the 1992 Stock Option Plan, the 1996 Stock Plan, the 1996 Non-Employee Director Stock Option Plan, the January 1999 Options, the October 2000 Options and the February 2001 Options.

                                 ---------------

                                EXPLANATORY NOTE

         This Registration Statement contains two parts:

     The first part contains a Reoffer Prospectus (the "Prospectus") prepared in accordance with the requirements of Part I of Form S-3. The Prospectus covers reoffers and resales of shares of common stock, $.01 par value per share (the "Common Stock"), of CollaGenex Pharmaceuticals, Inc. ("CollaGenex") or (the "Company") by certain affiliates of the Company (1,295,000 shares). All such individuals are listed on the Selling Shareholder table herein.

     The second part contains an amendment to CollaGenex's Form S-8 with respect to an additional 500,000 shares of Common Stock authorized for issuance upon the exercise of options to be granted pursuant to the 1996 Stock Plan and 204,000 shares of Common Stock authorized for issuance upon the exercise of the October 2000 Options. Such amendment is made for the exercise of options by non-affiliates.

                                   PROSPECTUS


                 S-3 Reoffer Prospectus dated November 13, 2001

                        COLLAGENEX PHARMACEUTICALS, INC.

                        1,295,000 Shares of Common Stock
              Issued or Issuable under the 1992 Stock Option Plan, the 1996 Stock Plan, the 1996 Non-Employee Director Stock Option Plan,
                   certain January 1999 Option Agreements and
                    certain February 2001 Options Agreements.


     This Prospectus relates to the public resale, from time to time, of an aggregate of 1,295,000 shares (the "Shares") of our Common Stock, $.01 par value (the "Common Stock") by certain shareholders identified below in the section entitled "The Selling Shareholders." These Shares have been or may be acquired upon the exercise of stock options granted pursuant to our 1992 Stock Option Plan, our 1996 Stock Plan, our 1996 Non-Employee Director Stock Option Plan, January 1999 Stock Option Agreements and February 2001 Option Agreements (the "Plans").

     We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

     We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "CGPI." On November 12, 2001, the closing sale price of our Common Stock on the Nasdaq National Market was $7.50 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is November 13, 2001.


                                  PROSPECTUS TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----
Special Note Regarding Forward-Looking Information....................................................          3
CollaGenex Pharmaceuticals, Inc.......................................................................          3
Risk Factors..........................................................................................          5
       If Periostat is Not Adopted Routinely by Dental Professionals or if Managed
          Care Providers Do Not Continue to Reimburse Patients, Our Sales Growth
          Will Suffer.................................................................................          5
       We Rely on Periostat for Most of Our Revenue...................................................          5
       We Anticipate Future Losses....................................................................          6
       We Have a Limited Marketing and Sales History and May Not be Able to
          Successfully Market Our Product Candidates..................................................          6
       Our Competitive Position in the Marketplace Depends on Enforcing
          and Successfully Defending Our Intellectual Property Rights.................................          6
       If We Lose Our Sole Supplier of Doxycycline or Our Current Manufacturer of
          Periostat, Our Commercialization of Periostat Will be Interrupted or Less
          Profitable..................................................................................          7
       Our Products Are Subject to Extensive Regulation by the FDA....................................          8
       If Our Products Cause Injuries, We May Incur Significant Expense and
          Liability...................................................................................          8
       If We Need Additional Financing, and Financing is Unavailable, Our Ability
          to Develop and Commercialize Products and Our Operations Will be
          Adversely Affected..........................................................................          9
       Delaware Law, Our Certificate of Incorporation and Our By-Laws Contain
          Provisions That Could Discourage a Takeover of Our Company..................................          9
       Because Our Executive Officers, Directors and Affiliated Entities Own
          Approximately 34.4% of Our Capital Stock, They Could Control Our
          Actions in a Manner That Conflicts With Our Interests and the Interests of
          Our Other Stockholders......................................................................          9
       Our Stock Price is Highly Volatile, and Therefore the Value of Your
          Investment May Fluctuate Significantly......................................................         10
Recent Developments...................................................................................         10
Use of Proceeds.......................................................................................         11
The Selling Shareholders..............................................................................         11
Plan of Distribution..................................................................................         14
Legal Matters.........................................................................................         15
Experts...............................................................................................         15
Information Incorporated by Reference.................................................................         15
Where You Can Find More Information...................................................................         16
Indemnification of Directors and Officers.............................................................         17


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause CollaGenex's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled "Risk Factors." In particular, CollaGenex's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat(R), risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies. There can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat for marketing in the United States and the United Kingdom Medicines Control Agency's approval of Periostat for marketing in the United Kingdom) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully commercialize Dentaplex(TM), Vioxx(R), Atridox(R), Atrisorb(R)-Free Flow and Atrisorb(R)-D. As a result of such risks and others expressed from time to time in CollaGenex's filings with the Securities and Exchange Commission, CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                        COLLAGENEX PHARMACEUTICALS, INC.

     CollaGenex Pharmaceuticals, Inc. and its subsidiaries is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental market. In September 1998, the FDA approved our first product, Periostat, a prescription pharmaceutical capsule to treat adult periodontitis. Periodontitis, the leading cause of tooth loss, is a disease of the gums that is initiated by the accumulation of bacterial plaque above and below the gum line. The FDA approved Periostat as an adjunct to scaling and root planing, which is a mechanical procedure that dentists use to remove bacterial plaque. In addition, Periostat has been approved by the United Kingdom Medicines Control Agency for marketing in the United Kingdom. We are marketing Periostat to the United States dental community through our professional dental pharmaceutical sales force of approximately 120 sales representatives and managers. This sales force also co-promotes Vioxx(R), a prescription non-steroidal, anti-inflammatory drug developed by Merck & Co., Inc. and, as of June 2001, markets Dentaplex(TM), our professionally-recommended nutritional supplement formulated to help maintain optimal oral health. Pursuant to an exclusive Licensing and Marketing Agreement with Atrix Laboratories, Inc., we began marketing Atrix's proprietary dental products, Atridox(R), Atrisorb(R)-Free Flow and Atrisorb(R)-D, to the United States dental market in October 2001. We are actively pursuing other prescription and non-prescription products to market to the professional dental and medical communities and directly to the consumer.

     We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is
(215) 579-7388.

     In this prospectus, the terms "CollaGenex," "we," "us" and "our" includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

     CollaGenex(TM), Periostat(R) and Dentaplex(TM) are trademarks of CollaGenex. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating whether to invest in the Shares. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

     This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

     IF PERIOSTAT IS NOT ADOPTED ROUTINELY BY DENTAL PROFESSIONALS OR IF MANAGED CARE PROVIDERS DO NOT CONTINUE TO REIMBURSE PATIENTS, OUR SALES GROWTH WILL SUFFER.

     Our growth and success depends in large part on our ability to continue to demonstrate the safety and effectiveness of Periostat for the treatment of gum disease to dental practitioners. Periostat is the first long-term medical therapy for any dental disease and dentists are not accustomed to prescribing drugs for a minimum 90-day duration. Periostat works by suppressing certain enzymes involved in the periodontal disease process, which is a new concept for many dentists who believe that removing bacterial plaque is the only way to treat this disease. Accordingly, our sales efforts are largely focused on educating dental professionals about an entirely new approach to treating periodontitis. Although over 34,000 dentists in the United States have written at least one prescription for Periostat, a number of dentists have not adopted Periostat routinely into their treatment of adult periodontitis. Other dentists have prescribed Periostat for only a subset of their eligible patients, typically their most advanced or refractory cases. If we are unable to initiate and/or expand usage of Periostat by dentists, our sales growth will suffer.

     Approximately 65% of the large managed care providers in the United States (defined as those that cover 100,000 or more lives) reimburse their patients for Periostat, typically requiring a modest co-payment. Our goal is to achieve reimbursement from approximately 75% of the large managed care providers, since the remainder have policies that do not reimburse for drugs to treat dental conditions. Patients who are not reimbursed by managed care providers may choose not to accept Periostat as a treatment.

     WE RELY ON PERIOSTAT FOR MOST OF OUR REVENUE.

     During 1999, Periostat accounted for 95% of our total net revenues. During 2000, Periostat accounted for 84% of our total net revenues. In addition, during the first six months of 2001, Periostat accounted for approximately 85% of our total net revenues. Although we currently derive additional revenue from co-promoting another product (Vioxx(R)) and from licensing fees from foreign marketing partners, our revenue and profitability in the near future will depend on our ability to successfully market and sell Periostat.

     WE ANTICIPATE FUTURE LOSSES.

     From our founding in 1992 through the commercial launch of Periostat in November, 1998, we had no revenue from sales of our own products. During the year ended December 31, 2000, we experienced a net loss of approximately $8.8 million. For the six months ended June 30, 2001, we experienced a net loss of approximately $5.4 million. From inception through June 30, 2001, we have experienced an aggregate net loss of $66.7 million. Our historical losses have resulted primarily from the expenses associated with our pharmaceutical development program, clinical trials, the regulatory approval process associated with Periostat and sales and marketing activities relating to Periostat. We expect to incur significant future expenses, particularly with respect to the sales and marketing of Periostat. As a result, we anticipate losses through at least year-end 2001.

     WE HAVE A LIMITED MARKETING AND SALES HISTORY AND MAY NOT BE ABLE TO SUCCESSFULLY MARKET OUR PRODUCT CANDIDATES.

     We have a limited history of marketing, distributing and selling pharmaceutical products in the dental market. In January 1999, we first trained a sales force of sales representatives and managers and began to promote Periostat to the dental community. We market and sell our products in the United States through this direct sales force. Furthermore, we have entered into agreements to market Periostat, upon receipt of the necessary foreign regulatory approvals, in certain countries in Europe, Israel, Japan, Canada and the Middle East, and we continue to evaluate partnering arrangements in other countries outside the United States. If we are unable to continue to recruit, train and retain sales and marketing personnel, we will be unable to successfully expand our sales and marketing efforts. Furthermore, if our foreign partners do not devote sufficient resources to perform their contractual obligations with us, we may not achieve our foreign sales goals. In June 2001, we announced the availability of Dentaplex, our professionally-recommended nutritional supplement formulated to help maintain optimal oral health. Pursuant to an exclusive Licensing and Marketing Agreement with Atrix Laboratories, Inc., we began marketing Atrix's proprietary dental products, Atridox(R), Atrisorb(R)-Free Flow and Atrisorb(R)-D, to the United States dental market in October 2001. It is too early to determine whether there will be sufficient acceptance of these products to achieve or maintain profitability.

     OUR COMPETITIVE POSITION IN THE MARKETPLACE DEPENDS ON ENFORCING AND SUCCESSFULLY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS.

     In order to be competitive in the pharmaceutical industry, it is important to establish, enforce, and successfully defend patent and trade secret protection for our established and new technologies. We must also avoid liability from infringing the proprietary rights of others.

     Our core technology is licensed from The Research Foundation of the State University of New York ("SUNY"), and other academic and research institutions collaborating with SUNY. Under the license agreement with SUNY (the "SUNY License") we have an exclusive worldwide license to SUNY's rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions. The SUNY License imposes various payment and reporting obligations on us and our failure to comply with these requirements permits SUNY to terminate the SUNY License. If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.

     SUNY owns twenty-nine United States patents and two United States patent applications that are licensed to us. The patents licensed from SUNY expire between 2004 and 2018. Two of the patents are related to Periostat and expire in 2004 and 2007. Technology covered by these patents becomes available to competitors as the patents expire.

     Since many of our patent rights cover new treatments using tetracyclines, which are generally available for their known use as antibiotics, we may be required to bring expensive infringement actions to enforce our patents and protect our technology. Although federal law prohibits making and selling pharmaceuticals for infringing use, competitors and/or practitioners may provide generic forms of tetracycline for treatment(s) which infringe our patents, rather than prescribe our Periostat product. Enforcement of patents can be expensive and time consuming.

     Our success also depends upon know-how, trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. To that end, we require all of our employees and, to the extent possible, all consultants, advisors and research collaborators, to enter into confidentiality agreements prohibiting unauthorized disclosure. With respect to information and chemical compounds we provide for testing to collaborators in academic institutions, we cannot guarantee that the institutions will not assert property rights in the results of such tests nor that a license can be reasonably obtained from such institutions which assert such rights. Failure to obtain the benefit of such testing could adversely affect our commercial position and, consequently, our financial condition.

     IF WE LOSE OUR SOLE SUPPLIER OF DOXYCYCLINE OR OUR CURRENT MANUFACTURER OF PERIOSTAT, OUR COMMERCIALIZATION OF PERIOSTAT WILL BE INTERRUPTED OR LESS PROFITABLE.

     We rely on a single supplier for doxycycline, the active ingredient in Periostat. There are relatively few alternative suppliers of doxycycline and this supplier produces the majority of the doxycycline used in the United States. If we are unable to procure a commercial quantity of doxycycline from our current supplier on an ongoing basis at a competitive price, or if we cannot find a replacement supplier in a timely manner or with favorable pricing terms, our costs may increase significantly and we may experience delays in the supply of Periostat.

     We have historically relied on a single third-party contract manufacturer, Applied Analytical Industries, Inc., ("AAI") to produce Periostat in a capsule formulation. AAI served notice of its intent to terminate the agreement to supply as of November 2001. The agreement with AAI provides for AAI to commit to an additional twelve months supply of product at a price premium, should we be unable to qualify an alternative manufacturing source subsequent to the termination of the AAI agreement. We have entered into an agreement with another contract manufacturer, Pharmaceutical Manufacturing Research Services, Inc. ("PMRS"), for a tablet formulation for Periostat. We have placed purchase orders with PMRS and committed to certain minimum purchases through 2002. Currently, PMRS is the sole third-party contract manufacturer to supply Periostat to us. Any inability of PMRS to produce and supply product on agreed upon terms could result in delays in the supply of Periostat. We also intend to contract with additional manufacturers for the commercial manufacture of Periostat. We believe that it could take up to one year to successfully transition to a new manufacturer.

     OUR PRODUCTS ARE SUBJECT TO EXTENSIVE REGULATION BY THE FDA.

     Drugs and medical devices generally require approval or clearance from the FDA before they can be marketed in the United States. Periostat, Vioxx(R), and Atridox(R) have been approved by the FDA as drugs. Atrisorb(R) - Free Flow and Atrisorb(R)-D have been cleared by the FDA as medical devices. Our drug products under development, however, will have to be approved by the FDA before they can be marketed in the United States. If the FDA does not approve our products in a timely fashion, or does not approve them at all, our financial condition may be adversely affected.

     In addition, drug and medical device products remain subject to comprehensive regulation by the FDA while they are being marketed. The drug and medical device regulatory schemes differ in detail, but they are essentially similar. The FDA regulates, for example, the safety, manufacturing, labeling, and promotion of both drug and medical device products. Although Dentaplex, a dietary supplement, did not require FDA approval prior to marketing, it is also subject to regulation while it is being marketed. If we or our partners who manufacture our products fail to comply with regulatory requirements, various adverse consequences can result, including recalls, civil penalties, withdrawal of the product from the market and/or the imposition of civil or criminal sanctions.

     We are, and will increasingly be, subject to a variety of foreign regulatory regimes governing clinical trials and sales of our products. Other than Periostat, which has been approved by the Medicines Control Agency for marketing in the United Kingdom, our products in development have not been approved in any foreign country. Whether or not FDA approval has been obtained, approval of drug products by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of those products in those countries. The approval process varies from country to country and other countries may also impose post-approval requirements. Other countries may also impose regulatory requirements on dietary supplements.

     IF OUR PRODUCTS CAUSE INJURIES, WE MAY INCUR SIGNIFICANT EXPENSE AND LIABILITY.

     Our business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by or for us or for which we have licensing or co-promotion rights. We have $10.0 million in product liability insurance for Periostat. This level of insurance may not adequately protect us against product liability claims. Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

     IF WE NEED ADDITIONAL FINANCING, AND FINANCING IS UNAVAILABLE, OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS AND OUR OPERATIONS WILL BE ADVERSELY AFFECTED.

     We have historically financed our operations through public and private equity financings. Our capital requirements depend on numerous factors, including our ability to successfully commercialize Periostat, competing technological and market developments, our ability to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products, and the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights. We anticipate that we may be required to raise additional capital in order to conduct our operations. Additional funding, if necessary, may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. At June 30, 2001 we had cash, cash equivalents and short-term investments of approximately $7.2 million. In March 2001, we raised approximately $6.8 million, net of offering costs, through the sale of our Common Stock and Warrants to purchase shares of our Common Stock. In August 2001, we raised approximately $3.0 million through the sale of unregistered shares of our common stock to Atrix Laboratories, Inc. in connection with our entering into certain licensing arrangements with Atrix. See "Recent Developments." We anticipate that our existing working capital, including such additional $6.8 million, will be sufficient to fund our current operations through at least the middle of 2002. However, we may seek additional funding to expand our current operations through the acquisition of additional products or by investing in the development of our research and development pipeline.

     DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND OUR BY-LAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER OF OUR COMPANY.

     Anti-takeover provisions of Delaware law, our Certificate of Incorporation and our By-Laws could make it more difficult for a third party to acquire control of us, even if such change would be beneficial to our stockholders. Our Certificate of Incorporation provides that our board of directors may issue preferred stock with superior rights and preferences without common stockholder approval. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control. Our board of directors has also adopted a "poison pill" rights plan that may further discourage a third party from making a proposal to acquire us. In addition, in connection with the issuance of our preferred stock, the rights of our common stockholders may be limited in certain instances with respect to divided rights, rights on liquidation, winding up and dissolution and certain other matters submitted to a vote of our common stockholders.

     BECAUSE OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN APPROXIMATELY 34.4% OF OUR CAPITAL STOCK, THEY COULD CONTROL OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     Currently, our executive officers, directors and affiliated entities together beneficially own approximately 34.4% of the outstanding shares of our common stock or equity securities convertible into common stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to exercise control over corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

     OUR STOCK PRICE IS HIGHLY VOLATILE, AND THEREFORE THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE SIGNIFICANTLY.

     The market price of our common stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

                               RECENT DEVELOPMENTS

     On August 27, 2001, we announced the signing of an exclusive Licensing and Marketing Agreement with Atrix Laboratories, Inc. to market Atrix's proprietary dental products, Atridox(R), Atrisorb(R)-Free Flow and Atrisorb(R)-D, to the United States dental market. Pursuant to the terms of the Agreement, among other things:

o    Atrix will manufacture the products for us;

o    We paid to Atrix a $1.0 million licensing fee to market such products;

o We have agreed to pay to Atrix royalties on future net sales of the products each calendar year;

o We have committed to no less than $2.0 million in advertising and selling expenses related to the products during the fiscal year beginning January 1, 2002 and certain additional advertising and selling expenses commencing with fiscal year 2003;

o We have agreed to maintain, for a period of 24 months, a force of no less than ninety (90) fulltime dental consultants, divisional and regional managers to make sales and product recommendation calls on dental professionals; and

o We have agreed that the products will be the subject of a specific number of detail calls in the United States during 2002.

     In addition, Atrix purchased 330,556 shares of our common stock at a premium to the market price.

                                 USE OF PROCEEDS

     CollaGenex will not receive any proceeds from the sale of the Shares covered by this Prospectus. While CollaGenex will receive sums upon any exercise of options by the Selling Shareholders, CollaGenex currently has no plans for their application, other than for general corporate purposes. CollaGenex cannot assure you that any of such options will be exercised.

                            THE SELLING SHAREHOLDERS

     The individuals listed below (the "Selling Shareholders") have or will acquire the Shares being registered pursuant to the exercise of options previously granted to them by CollaGenex. The Shares may not be sold or otherwise transferred by the Selling Shareholders unless and until the applicable options are exercised in accordance with their terms.

     The following table sets forth: (i) the name of each Selling Shareholder;
(ii) his or her position(s), office or other material relationship with CollaGenex and its predecessors or affiliates, over the last three years; (iii) the number of shares of Common Stock owned (or subject to options or convertible securities) by each Selling Shareholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Shareholder by this Prospectus (all of which have been or may be acquired by the Selling Shareholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Shareholder if such Selling Shareholder were to sell all of their shares of Common Stock covered by this Prospectus.

     CollaGenex cannot assure you that any of the Selling Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.


                                                                                                            NUMBER OF
                                                                                                             SHARES /
                                                                                                           PERCENTAGE
                                                                                                           OF COMMON
                                                           NUMBER OF SHARES /         NUMBER               STOCK OWNED
                                                          PERCENTAGE OF COMMON       OF SHARES              AFTER THE
                                                             STOCK PRIOR TO             OF                  OFFERING
                                                           OFFERING (BOTH HELD        COMMON               (BOTH HELD
                                   POSITION WITH             DIRECTLY OR              STOCK TO             DIRECTLY OR
   NAME                             COLLAGENEX               INDIRECTLY)(1)          BE OFFERED           INDIRECTLY)(2)
---------------------------     ----------------------     ------------------      -------------     -----------------------
Brian M. Gallagher              President, Chief            620,000 / 5.4%(3)         460,000           160,000 / 1.4%
                                Executive Officer and
                                Director
Robert A. Ashley                Senior Vice President       275,100 / 2.4%(4)         265,000            10,100 /  *
Nancy C. Broadbent              Chief Financial             214,000 / 1.9%(5)         195,000            19,000 /  *
                                Officer, Secretary and
                                Treasurer
Douglas C. Gehrig               Vice President,             200,320 / 1.8%(6)         155,000            45,320 /  *
                                Sales
David P. Pfeiffer               Senior Vice President,      242,500 / 2.2%(7)         195,000            47,500 /  *
                                Sales and Marketing
W. James O'Shea                 Director                     25,000 /    *(8)          25,000                 0 /  *

------------------------

*        Less than one-percent.

(1) Applicable percentage of ownership is based on 10,999,573 shares of Common Stock outstanding as of September 30, 2001, plus any Common Stock equivalents or convertible securities held and shares beneficially owned by each such holder as set forth herein.

(2) Assumes that all Shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(3) Includes 495,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(4) Includes 280,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Of such amount, 37,500 options have previously been exercised by Mr. Ashley.

(5) Includes 210,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Of such amount, 40,000 options have previously been exercised by Ms. Broadbent. Also includes 2,000 shares held as custodian for minor children, and 2,000 shares held in the name of Ms. Broadbent's spouse.

(6) Includes 195,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(7) Includes 235,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(8) Includes 25,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have not advised CollaGenex of any specific plan for the sale or distribution of the Shares. If and when they occur, such sales may be made in any of the following manners:

     o On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

     o    In public or privately negotiated transactions;

     o    In transactions involving principals or brokers;

     o    In a combination of such methods of sale; or

     o    Any other lawful methods.

     Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

     When offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be "underwriters" within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

     Each of the Selling Shareholders is acting independently of CollaGenex in making decisions with respect to the timing, manner and size of each sale of Shares. CollaGenex has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

     To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

     The expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission will be paid entirely by CollaGenex.

Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 thereunder.

     Neither CollaGenex nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for CollaGenex by Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

     The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 financial statements contains an explanatory paragraph that states that the Company adopted the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows CollaGenex to "incorporate by reference" the information CollaGenex files with the Securities and Exchange Commission, which means that CollaGenex can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that CollaGenex files later with the Securities and Exchange Commission will automatically update and supersede this information. CollaGenex incorporates by reference the documents listed below and any future filings made by CollaGenex with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o CollaGenex's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 26, 2001;

     o All other reports filed by CollaGenex pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, since December 31, 2000; and

     o The description of CollaGenex's common stock, $.01 par value, which is contained in CollaGenex's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934, as amended, in the form declared effective by the Securities and Exchange Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

     CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

          CollaGenex Pharmaceuticals, Inc.
          41 University Drive
          Newtown, Pennsylvania 18940
          Attention: Chief Financial Officer
          Telephone: (215) 579-7388

     You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. CollaGenex has not authorized anyone else to provide you with different information. CollaGenex is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     CollaGenex files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. CollaGenex's Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document CollaGenex files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information regarding the operation of the Securities and Exchange Commission's Public Reference Room.

     CollaGenex has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to CollaGenex and the Shares, you should consult the registration statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article IX of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

     CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

     CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of CollaGenex pursuant to the foregoing provisions, or otherwise, CollaGenex has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 7.         EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the Shares being offered by the Form S-3 Reoffer Prospectus were or will be deemed exempt from registration under the Securities Act in reliance upon either Section 4(2) of the Securities Act as transactions not involving any public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

ITEM 8.         EXHIBITS.

Exhibit Number                    Description
---------------     -----------------------------------------------------------
5.1                 Opinion of Hale and Dorr LLP.

23.1                Consent of KPMG LLP.

23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5.1).

24 Power of Attorney (contained on the signature page of this Registration Statement).


ITEM 9.         UNDERTAKINGS.

          a.   CollaGenex hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by CollaGenex pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, State of Pennsylvania on this 13th day of November, 2001.

                                       COLLAGENEX PHARMACEUTICALS, INC.



                                       By: /s/ Brian M. Gallagher, Ph.D.
                                           ----------------------------------
                                           Brian M. Gallagher, Ph.D.
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian M. Gallagher, Ph.D. and Nancy
     C. Broadbent, and each of them, true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                 Title                                Date
----------------------------------      ---------------------------------------     -----------------
                                        Chairman of the Board, President,
/s/ Brian M. Gallagher, Ph.D.           Chief Executive Officer and                 November 13, 2001
----------------------------------      Director (Principal Executive Officer)
Brian M. Gallagher, Ph.D.

/s/ Nancy C. Broadbent                  Chief Financial Officer, Treasurer and      November 13, 2001
----------------------------------      Secretary (Principal Financial and
Nancy C. Broadbent                      Accounting Officer)

/s/ Peter Barnett, D.M.D.               Director                                    November 13, 2001
----------------------------------
Peter Barnett, D.M.D.

/s/ Robert C. Black                     Director                                    November 13, 2001
----------------------------------
Robert C. Black

/s/ James E. Daverman                   Director                                    November 13, 2001
---------------------------------
James E. Daverman

/s/ Robert J. Easton                    Director                                    November 13, 2001
---------------------------------
Robert J. Easton

/s/ Stephen A. Kaplan                   Director                                    November 13, 2001
----------------------------------
Stephen A. Kaplan

/s/ W. James O'Shea                     Director                                    November 13, 2001
----------------------------------
W. James O'Shea


                                  EXHIBIT INDEX


Exhibit Number                              Description
---------------         --------------------------------------------------------
5.1                     Opinion of Hale and Dorr LLP.

23.1                    Consent of KPMG LLP.

23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5.1).

24 Power of Attorney (contained on the signature page of this Registration Statement).